Filed Pursuant to Rule 433
Dated May 12, 2008
Registration Nos. 333-106040; 333-143992; 333-150865
AMERICAN INTERNATIONAL GROUP, INC.
171,052,631 Shares of
Common Stock, Par Value $2.50 Per Share,
and
72,000,000 Equity Units,
Initial Stated Amount of $75
Final Term Sheet

Issuer:	American International Group, Inc. (“AIG”)

Ticker/Exchange:	AIG/NYSE

Last sale price of AIG Common Stock:	$38.37 (May 12, 2008)

I. Common Stock Pricing Terms

Title of Securities:	Common stock, $2.50 par value per share (the “Common Stock”)

Common Stock Offering:	171,052,631 shares

Overallotment Option:	25,657,894 shares of Common Stock at the Public Offering Price less the underwriting fees within 30 days of the date of the prospectus supplement for the Common Stock Offering, solely to cover overallotments, if any.

Public Offering Price:	$38.00 per share of Common Stock ($6,499,999,978 Total, excluding underwriters’ overallotment option)

Underwriting fees:	$0.6650 per share of Common Stock ($113,750,000 Total, excluding underwriters’ overallotment option)

Trade Date:	May 12, 2008

Proceeds to AIG (before	$37.3350 per share of Common Stock
expenses):	($6,386,249,978 Total, excluding underwriters’ overallotment option)

Net proceeds (after expenses):	Approximately $6,385,249,978 (approximately $7,343,187,451 if underwriters’ overallotment option is exercised in full)

Offering Settlement Date:	May 16, 2008

Joint Bookrunning Managers:	Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

Joint Lead Managers:	Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC

Co-Managers:	Dowling & Partners Securities, LLC, Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, Keefe Bruyette & Woods, Inc., Loop Capital Markets, LLC, Muriel Siebert & Co., Inc., The Williams Capital Group, L.P., Toussaint Capital Partners, LLC, Utendahl Capital Group, LLC

II. Equity Units Pricing Terms

Title of Securities:	Equity Units

Equity Units Offering:	72,000,000 Equity Units (initially consisting of 72,000,000 Corporate Units)

Overallotment Option:	6,400,000 Equity Units at the Public Offering Price less the underwriting discount within 13 days of the Settlement Date, solely to cover overallotments, if any.

Public Offering Price:	$75.00 per Equity Unit ($5,400,000,000 Total, excluding underwriters’ overallotment option)

Underwriting Discount:	$1.3125 per Equity Unit ($94,500,000 Total, excluding underwriters’ overallotment option)

Proceeds to AIG	$73.6875 per Equity Unit ($5,305,500,000
(before expenses):	Total, excluding underwriters’ overallotment option)

Net proceeds (after expenses):	Approximately $5,303,500,000 (approximately $5,775,100,000 if underwriters’ overallotment option is exercised in full)

Series B-1 Debenture Coupon:	5.67% per annum

Series B-1 Debenture Maturity Date:	February 15, 2041

Series B-2 Debenture Coupon:	5.82% per annum

Series B-2 Debenture Maturity Date:	May 1, 2041

Series B-3 Debenture Coupon:	5.89% per annum

Series B-3 Debenture Maturity Date:	August 1, 2041

Contract Adjustment Payments:	2.7067% per annum to but excluding the first stock purchase date on the initial stated amount of $75 per stock purchase contract, 2.6450% per annum from and including the first stock purchase date to but excluding the second stock purchase date on the adjusted stated amount of $50 per stock purchase contract and 2.6100% per annum from and including the second stock purchase date to but excluding the third stock purchase date on the adjusted stated amount of $25 per stock purchase contract.

Reference Price:	$38.00 (offering price of the Common Stock pursuant to the Common Stock Offering)

Threshold Appreciation Price:	$45.60 (represents an appreciation of 20% over the Reference Price)

Minimum Settlement Rate:	1.6447 shares of Common Stock (subject to adjustment)

Maximum Settlement Rate:	1.9737 shares of Common Stock (subject to adjustment)

Listing:	AIG has applied to list the Corporate Units on the NYSE under the symbol “AIG-PrA”.

CUSIP for the Corporate Units:	026874 115

ISIN for the Corporate Units:	US0268741156

CUSIP for the Treasury Units:	026874 123

ISIN for the Treasury Units:	US0268741230

CUSIP for Series B-1 Debentures:	026874 BN6

ISIN for Series B-1 Debentures:	US026874BN67

CUSIP for Series B-2 Debentures:	026874 BP1

ISIN for Series B-2 Debentures:	US026874BP16

CUSIP for Series B-3 Debentures:	026874 BQ9

ISIN for Series B-3 Debentures:	US026874BQ98

Trade Date:	May 12, 2008

Settlement Date:	May 16, 2008

Joint Bookrunning Managers:	Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

Joint Lead Managers:	Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC

Co-Managers:	Dowling & Partners Securities, LLC, Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, Keefe Bruyette & Woods, Inc., Loop Capital Markets, LLC, Muriel Siebert & Co., Inc., The Williams Capital Group, L.P., Toussaint Capital Partners, LLC, Utendahl Capital Group, LLC

Contract Adjustment Payment deferral rate:	5.67% per annum

Payment to be made on third stock purchase date of a Contract Adjustment Payment deferral:	Each holder of an Equity Unit will receive (net of any required tax withholding on such contract adjustment payments, which shall be remitted to the appropriate taxing jurisdiction), in the sole discretion of AIG, either a number of shares of Common Stock (in addition to the number of shares of Common Stock per Equity Unit equal to the applicable settlement rate) equal to the aggregate amount of deferred contract adjustment payments payable to such holder divided by the greater of the applicable market value and $12.67, subject to anti-dilution adjustments, or additional debentures, in the sole discretion of AIG, in a principal amount equal to the aggregate amount of deferred contract adjustment payments.

Early Settlement:	Holders of Equity Units can settle a stock purchase contract at any time other than during a blackout period by paying an amount in cash equal to its stated amount, in which case for each $25 stated amount of such stock purchase contract, 1.6447 shares of Common Stock, subject to adjustment, will be issued pursuant to the stock purchase contract. The number of shares will be fixed and will not be computed on the basis of the applicable market value of AIG’s Common Stock on the early settlement date. Holders will not be entitled to any accrued and unpaid contract adjustment payment on stock purchase contracts that are settled early under these circumstances. Holders of Equity Units may settle early only in integral multiples of 40 Equity Units.

Make-Whole Shares:	The following table sets forth the Stock Prices, Effective Date and the number of make-whole shares applicable to a merger early settlement:

	Stock Prices
Effective Date	$10.00	$20.00	$30.00	$38.00	$40.00	$45.60	$50.00	$60.00	$70.00	$80.00	$120
May 12, 2008	1.3942	0.5204	0.1887	0.0000	0.1127	0.2722	0.2385	0.1711	0.1252	0.0927	0.0274
May 1, 2009	1.0158	0.3821	0.1118	0.0000	0.0574	0.2274	0.1949	0.1360	0.0970	0.0702	0.0188
May 1, 2010	0.5516	0.2212	0.0350	0.0000	0.0035	0.1707	0.1370	0.0860	0.0565	0.0387	0.0090
February 15, 2011	0.1389	0.0618	0.0069	0.0000	0.0000	0.0841	0.0532	0.0234	0.0132	0.0089	0.0021
February 16, 2011	0.1374	0.0611	0.0067	0.0000	0.0000	0.0851	0.0528	0.0232	0.0131	0.0088	0.0021
May 1, 2011	0.0582	0.0261	0.0038	0.0000	0.0000	0.0393	0.0263	0.0092	0.0049	0.0033	0.0006
May 2, 2011	0.0527	0.0238	0.0026	0.0000	0.0000	0.0359	0.0232	0.0087	0.0046	0.0032	0.0007
August 1, 2011	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
The exact Stock Price and Effective Date applicable to a cash merger may not be set forth on the table, in which case:

•	if the Stock Price is between two Stock Price amounts on the table or the Effective Date is between two dates on the table, the amount of make- whole shares will be determined by straight line interpolation between the make-whole share amounts set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 360-day year;

•	if the Stock Price is in excess of $120.00 per share (subject to adjustment as described above), then the make-whole share amount will be zero; and

•	if the Stock Price is less than $10.00 per share (subject to adjustment as described above), or the “minimum stock price,” then the make-whole share amount will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above, if the Effective Date is between two dates on the table.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplements and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, or J.P. Morgan Securities Inc. toll free at (866) 430-0686.